As filed with the Securities and Exchange Commission on January 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SYCAMORE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3410558 (I.R.S. Employer Identification No.)

220 Mill Road, Chelmsford, Massachusetts 01824
(Address of Principal Executive Offices) (Zip Code)

Sycamore Networks, Inc. 2009 Stock Incentive Plan
Sycamore Networks, Inc. 2009 Non-Employee Director Stock Option Plan
(Full title of the plan)

Daniel E. Smith
President and Chief Executive Officer
Sycamore Networks, Inc.
220 Mill Road
Chelmsford, MA 01824
(978) 250-2900
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Alan R. Cormier, Esquire	Margaret A. Brown, Esquire
General Counsel	Skadden, Arps, Slate, Meagher & Flom LLP
Sycamore Networks, Inc.	One Beacon Street
220 Mill Road Chelmsford, MA 01824	Boston, MA 02108-3194

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☒ Accelerated filer ☐ Non-Accelerated filer ☐ Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)(5)
2009 Stock Incentive Plan Common Stock, $.001 par value	28,000,000 shares	$2.68	$75,040,000	$2,949.07
2009 Non-Employee Director Stock Option Plan Common Stock, $.001 par value	1,200,000 shares	$2.68	$3,216,000	$126.39
Total Securities to be Registered	29,200,000	$2.68	$78,256,000	$3,075.46
Total Registration Fee Payable (5)				$0

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the "Securities Act") this Registration Statement shall also cover, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, par value $0.001 per share ("Common Stock"), of the Registrant which may become issuable under the Registrant's 2009 Stock Incentive Plan or 2009 Non-Employee Director Stock Option Plan (together, the "2009 Plans") by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
The Registrant is filing this Registration Statement to register the issuance of an aggregate of 29,200,000 shares of Common Stock authorized for issuance under the 2009 Plans.  The number of shares available for issuance under the 2009 Plans will be increased from time to time by, and this Registration Statement shall also include, up to 21,806,901 additional shares of Common Stock of the Registrant subject to outstanding awards granted under the Registrant's 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, as amended, and 1999 Non-Employee Director Stock Option Plan, as amended, (together, the "Prior Plans") that are not exercised, or are forfeited, lapse or expire or otherwise terminate without delivery of any Common Stock subject thereto after January 6, 2009, the effective date of the 2009 Plans, and that are eligible to be carried over to the 2009 Plans (the "Carry Over Shares").  Up to 21,266,901 of the Carry Over Shares may be added to the 2009 Stock Incentive Plan and up to 540,000 of the Carry Over Shares may be added to the 2009 Non-Employee Director Stock Option Plan.  Upon the effectiveness of the 2009 Plans, the Registrant will not make any further awards under the Prior Plans. Shares issuable under the Prior Plans were previously registered under the Securities Act pursuant to Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the "SEC") having the following File Numbers and filing dates: 333-90839 (November 12, 1999), 333-51486 (December 8, 2000), and 333-52562 (December 22, 2000). The Carry Over Shares that may become issuable pursuant to the 2009 Plans are being carried forward to this Registration Statement pursuant to General Instruction E of Form S-8.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on the average of the high and low prices per share of Common Stock on January 2, 2009, as reported by the Nasdaq Global Select Market.

(4)
The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00003930 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

(5)
In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997), the shares being registered hereunder are shares that were previously registered under the 1999 Stock Incentive Plan, as amended, under the following Registration Statements on Form S-8, which the Registrant is deregistering by means of post-effective amendments filed on the date hereof:

    ●    File No. 333-52562, filed December 22, 2000, for which registration fees of $195,687.50 were paid with respect to 25,000,000 unsold shares remaining available for issuance under the 1999 Stock Incentive Plan, as amended; and

    ●    File No. 333-51486, filed December 8, 2000, for which registration fees of $49,862.74 were paid with respect to 4,200,000 unsold shares remaining available for issuance under the 1999 Stock Incentive Plan, as amended.

The unsold shares remaining available for issuance under the 1999 Stock Incentive Plan, as amended, and previously registered under the Registration Statements on Form S-8 listed above are being carried forward to this Registration Statement on Form S-8 and the associated registration fees previously paid with respect to the unsold shares are hereby carried forward and applied to the registration fee applicable to this Registration Statement.  After giving effect to the carry forward of the previously paid registration fees for the unsold shares described above, no additional amounts with respect to the registration fee applicable to this Registration Statement on Form S-8 are due.

EXPLANATORY NOTE

At the Annual Meeting of Stockholders of Sycamore Networks, Inc. (the "Company") held on January 6, 2009, the Company's stockholders approved (1) the 2009 Stock Incentive Plan to replace the Company's 1999 Stock Incentive Plan for grants of equity-based awards to the Company's officers, directors, employees, and consultants (the "2009 Stock Incentive Plan") and (2) the 2009 Non-Employee Director Stock Option Plan to replace the Company's 1999 Non-Employee Director Stock Option Plan for grants of non-qualified stock option awards to the Registrant's directors who are not employees or officers of the Company (the "2009 Non-Employee Director Plan").

           This Registration Statement on Form S-8 registers the issuance of an aggregate of 29,200,000 shares of Common Stock authorized for issuance under the 2009 Plans.  The number of shares available for issuance under the 2009 Plans will be increased from time to time by, and this Registration Statement shall also include, up to 21,806,901 additional shares of Common Stock subject to awards granted under the Company's 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, as amended, and 1999 Non-Employee Director Stock Option Plan, as amended, that are not exercised or are forfeited, lapse or expire or otherwise terminate without delivery of any Common Stock subject thereto after January 6, 2009, the effective date of the 2009 Plans, and that are eligible to be carried over to the 2009 Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)	Annual Report on Form 10-K for the year ended July 31, 2008 (filed with the Commission on September 26, 2008);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended October 25, 2008 (filed with the Commission on November 20, 2008);

(3)
Current Report on Form 8-K furnished to the Commission on September 5, 2008; Current Report on Form 8-K filed with the Commission on November 7, 2008; Current Report on Form 8-K furnished to the Commission on November 20, 2008; and Current Report on Form 8-K filed with the Commission on December 23, 2008;

(4)
The description of Common Stock contained in the Rule 424(b)(3) Prospectus filed with the Commission on August 16, 2000, as incorporated by reference in the Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on September 8, 1999, including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), provides that no director of the Registrant shall be personally liable for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled toindemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant has entered into indemnification agreements with each of its director and officers. These agreements may require the Registrant, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant has obtained liability insurance for its officers and directors, which insures such officers and directors against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on this 6th day of January, 2009.

SYCAMORE NETWORKS, INC.

By:	/s/ Daniel E. Smith
Daniel E. Smith
President and Chief Executive Officer

Power of Attorney and Signatures

We, the undersigned officers and directors of Sycamore Networks, Inc., hereby severally constitute Gururaj Deshpande, Daniel E. Smith and Paul F. Brauneis, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sycamore Networks, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 6th day of January, 2009.

/s/ Gururaj Deshpande
Gururaj Deshpande	Chairman of the Board of Directors

/s/ Daniel E. Smith
Daniel E. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Paul F. Brauneis
Paul F. Brauneis	Chief Financial Officer, Vice President, Finance and Administration and Treasurer (Principal Financial and Accounting Officer)

/s/ Robert E. Donahue
Robert E. Donahue	Director

/s/ John W. Gerdelman
John W. Gerdelman	Director

Exhibit Index

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (2)
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (2)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (3)
3.4	Amended and Restated By-Laws of the Company (4)
4.1	Specimen common stock certificate (1)
4.2	See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Company (2)(3)(4)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
23.1	Consent of PricewaterhouseCoopers LLP (Boston, Massachusetts)
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages of this Registration Statement)
99.1	2009 Stock Incentive Plan
99.2	2009 Non-Employee Director Stock Option Plan

_____________________________________________________________
(1)	Incorporated by reference to Sycamore Networks, Inc.'s Registration Statement on Form S-1 (Registration Statement No. 333-84635) filed with the Commission on August 6, 1999, as amended.

(2)	Incorporated by reference to Sycamore Networks Inc.'s Registration Statement on Form S-1 (Registration Statement No. 333-30630) filed with the Commission on February 17, 2000, as amended.

(3)	Incorporated by reference to Sycamore Networks, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended January 27, 2001 filed with the Commission on March 13, 2001.

(4)	Incorporated by reference to Sycamore Networks, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2007 filed with the Commission on November 28, 2007.

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